                                                                  EXHIBIT 10.63


         AGREEMENT RESPECTING A TERM LOAN AND OTHER CREDIT FACILITIES
         ------------------------------------------------------------


BETWEEN:                      BANK OF MONTREAL


                                                     OF THE FIRST PART


AND:                        POLYMERES SCOTT, LTEE-
                             SCOTT POLYMERS, LTD.


                                                     OF THE SECOND PART

                               TABLE OF CONTENTS
                               -----------------

                                                                      Page
                                                                      ----
ARTICLE 1      INTERPRETATION..........................................  1
               1.1   Definitions.......................................  1
               1.2   Control...........................................  7
               1.3   Headings and Table of Contents....................  8
               1.4   References........................................  8
               1.5   Singular and Plural; Gender.......................  8
               1.6   Generally Accepted Accounting Principles..........  8

ARTICLE 2      REPRESENTATIONS AND WARRANTIES..........................  8
               2.1   Representations and Warranties....................  8

ARTICLE 3      THE TERM LOAN........................................... 11
               3.1   Amount and Advance of the Term Loan............... 11
               3.2   Repayment of the Term Loan........................ 12
               3.3   Interest on the Term Loan......................... 12
               3.4   Prepayment of the Term Loan....................... 12

ARTICLE 4      OTHER CREDIT FACILITIES................................. 13
               4.1   Terms and Conditions.............................. 13

ARTICLE 5      FEES.................................................... 13
               5.1   Commitment Fee.................................... 13
               5.2   Application Fee................................... 14

ARTICLE 6      CHANGE IN CIRCUMSTANCES................................. 14
               6.1   Increased Costs................................... 14
               6.2   Illegality........................................ 15

                                      (i)

ARTICLE 7      PAYMENTS, TAXES EXPENSES AND INDEMNITY................ 15
               7.1    Time and Place of Payment...................... 15
               7.2    Currency of Payment............................ 16
               7.3    Setoff Etc..................................... 16
               7.4    Taxes.......................................... 16
               7.5    Evidence of Indebtedness - Notes............... 17
               7.6    Expenses and Indemnity......................... 17
               7.7    Survival of Indemnification Obligations........ 18
               7.8    Application of Payments........................ 18

ARTICLE 8      PRE-DISBURSEMENT CONDITIONS........................... 18
               8.1    Conditions Precedent to the initial Advance.... 18
               8.2    Conditions Precedent to each Advance........... 20
               8.3    Waiver......................................... 21

ARTICLE 9      CONVENANTS............................................ 21
               9.1    Covenants of the Borrower...................... 21

ARTICLE 10     ENVIRONMENTAL MATTERS................................. 27
               10.1   Definitions.................................... 27
               10.2   Representations and Warranties................. 28
               10.3   Covenants...................................... 28
               10.4   Indemnity...................................... 30
               10.5   Environmental Clean-Up......................... 31

ARTICLE 11     DEFAULT............................................... 32
               11.1   Events of Default.............................. 32
               11.2   Effect of a Default............................ 35
               11.3   Remedies Cumulative; No Waiver................. 35
               11.4   Setoff......................................... 36
               11.5   Default Ipso Facto............................. 36

ARTICLE 12     NOTICE................................................ 36
               12.1   Notices, Etc................................... 36

                                     (ii)

ARTICLE 13 GOVERNING LAW; JURISDICTION; JUDGMENT
           CURRENCY................................................... 38
           13.1   Governing Law....................................... 38
           13.2   Jurisdiction........................................ 38
           13.3   Judgment Currency................................... 39

ARTICLE 14 SUCCESSORS AND ASSIGNS..................................... 40
           14.1   Sale, Assignment, Transfer or Grant of Interest..... 40
           14.2   Successors, and Assigns............................. 40

ARTICLE 15 MISCELLANEOUS.............................................. 41
           15.1   Severability........................................ 41
           15.2   Survival of Representations......................... 41
           15.3   Amendments, Waivers, Etc............................ 41
           15.4   Term of Agreement................................... 41
           15.5   Execution in Counterparts........................... 42
           15.6   Not an Adhesion Contract............................ 42
           15.7   Conflict............................................ 42
           15.8   New Legislation..................................... 42
           15.9   Foreign Exchange Future Contracts................... 42
           15.10  Death of Guarantor.................................. 43
           15.11  Language............................................ 43
           15.12  Formal Date......................................... 43

EXHIBIT A    -    DESCRIPTION OF LANDS
EXHIBIT B    -    DESCRIPTION OF MATERIAL CONTRACTS

                                     (iii)

         AGREEMENT RESPECTING A TERM LOAN AND OTHER CREDIT FACILITIES
         ------------------------------------------------------------

THIS AGREEMENT DATED AS OF THE 25TH DAY OF FEBRUARY 1994.


BETWEEN: BANK OF MONTREAL, a Canadian chartered bank, duly incorporated under the laws of Canada, having its head office and principal place of business at the City of Montreal in the Province of Quebec, (the "LENDER")

                                                  OF THE FIRST PART

AND: POLYMERES SCOTT, LTEE - SCOTT POLYMERS, LTD., a company duly incorporated under the laws of the Province of Quebec, having its registered office and principal place of business at the City of Baie d'Urfe in the Province of Quebec, (the "BORROWER")

                                                  OF THE SECOND PART


                                   ARTICLE 1

                                INTERPRETATION
                                --------------

1.1       Definitions
          -----------

In this Agreement unless something in the subject-matter or the context otherwise is inconsistent therewith:

1.1.1     "ACQUISITION AGREEMENT" - has the meaning ascribed to such term in
          Section 8.1.3;

1.1.2 "ADVANCE" - means an advance of monies by the Lender to the Borrower pursuant to the Term Loan provided for in Section 3.1.1 hereof or pursuant to any other of the Credit Facilities;

1.1.3 "AFFILIATE" - of a Person means any Person which, directly or indirectly, controls or is controlled by or is under common control with that Person;

1.1.4 "AGREEMENT" - means this agreement as it may be amended, supplemented, restated or otherwise modified from time to time;

1.1.5 "BANKING DAY" - means a day on which banking institutions in Montreal; Canada are open for business;

1.1.6 BORROWER" - has the meaning ascribed to such term in the preamble of this Agreement, and includes any permitted successor or assignee of POLYMERES SCOTT, LTEE - SCOTT POLYMERS, LTD.;

1.1.7 "BORROWING" - means a utilization by the Borrower of the Credit Facilities whether by way of an Advance from the Lender or in any other manner permitted from time to time by the Lender;

1.1.8 "BRANCH" - means the branch of the Lender located at 6702 TransCanada Highway, City of Pointe-Claire, Province of Quebec or such other address in Canada as the Lender may advise the Borrower in writing;

1.1.9 "BUSINESS DAY" - means a Banking Day on which banking institutions in New York City, U.S.A. are open for business;

1.1.10 "CANADIAN RATE" - means the annual rate of interest which is at any time equal to the aggregate of (a) the fluctuating annual rate of interest established from time to time by the Lender as the base it will use at such time to determine rates of interest on CDollar loans to customers in Canada and designated as its prime rate plus (b) one and one-half of one percent (1 1/2%);

1.1.11    "CDOLLARS" and the symbol: "C$" each means lawful money of Canada;

1.1.12 "CREDIT FACILITIES" - means each of the credit facilities (including the Term Loan) which the Lender will make available to the Borrower pursuant to the Letter of Offer, as same may be increased, decreased, renewed, restated or otherwise modified or replaced from time to time, together with any other credit facilities which may be granted from time to time by the Lender to the Borrower;

1.1.13. "EQUIVALENT AMOUNT" - means, on any date, the amount in CDollars or USDollars, as the case may be, which would be obtained on the conversion of an amount in USDollars into CDollars or CDollars into USDollars, respectively, at the rate of exchange which is the noon spot rate for purchase of USDollars with CDollars or CDollars with USDollars, respectively, as reported by the Bank of Canada on such date;

1.1.14    "EVENT OF DEFAULT" - means each of the events specified in Section
          11.1 hereof;

1.1.15    "GUARANTOR" - has the meaning ascribed to such term in Section 11.1.5;

1.1.16    "LANDS" - means the property described in Exhibit A;

1.1.17 "LENDER" - has the meaning ascribed to such term in the preamble of this Agreement and includes its successors and assigns;

1.1.18 "LETTER OF OFFER" - means collectively the Lender's letter dated January 21, 1994 addressed to Richard Davidovich and the term sheet attached to it accepted by the said Richard Davidovich on January 27, 1994 relating to the credit facilities offered by the Lender to the Borrower in the aggregate principal amount of THREE MILLION THREE HUNDRED THOUSAND CDOLLARS (C$3,300,000), as the said letter and the said term sheet may have been heretofore or may be hereafter amended, supplemented, replaced, renewed or otherwise modified from time to time;

1.1.19 "LOAN" - at any given time means the aggregate principal amount of all Borrowings outstanding at such time including, without limitation, the face amount of all outstanding letters of guarantee and letters of credit issued by the Lender for the account of the Borrower;

1.1.20    "MATERIAL CONTRACTS" - means the contracts referred to in Exhibit B;

1.1.21 "NOTE" - means a demand promissory note of the Borrower payable to the Lender, duly completed, executed and delivered by the Borrower pursuant to a Borrowing under the Credit Facilities and "NOTES" means each and every Note;

1.1.22 "PERSON" - includes any individual, firm, company, corporation, government, governmental body, agency or instrumentality, association, partnership, trust and joint venture;

1.1.23    "PERMITTED ENCUMBRANCES" means:

          1.1.23.1 undetermined or inchoate liens and charges incidental to construction, maintenance or operations which have not at the time been filed or registered pursuant to law and any liens and charges incidental to construction, maintenance or operation which, although filed, relate to obligations not overdue of the Borrower;

          1.1.23.2 liens for taxes, rates, assessments and governmental charges for the then current year; liens for taxes, rates, assessments and governmental charges not at the time due or delinquent; liens securing workers' compensation assessments; and liens for taxes, rates, assessments and governmental charges which are overdue but the validity of which is being contested at the time in good faith or for which security in form and amount acceptable to the Lender has been delivered to the Lender;

          1.1.23.3 cash, cheques or other financial instruments or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure workers' compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, liens or claims incidental to current construction, mechanics', warehousemen's carriers' and other similar liens;

          1.1.23.4 easements, rights of way, restrictive covenants, covenants in favour of governments or municipal authorities, servitudes and other similar rights in land granted to or reserved or taken by other persons which in the opinion of Lender's counsel will not in the aggregate materially impair the usefulness to the business of the Borrower of the property affected;

          1.1.23.5 title defects or irregularities of title which in the opinion of the Lender's counsel are of a minor nature and in the aggregate do not and will not materially impair or materially adversely affect the security under the Security Documents or the usefulness to the business of the Borrower of the property affected;

          1.1.23.6 purchase money liens; conditional sales agreements or other title retention mortgage, charge, hypothec, pledge, lien or other encumbrance on a property or asset created, issued or assumed to secure the unpaid purchase price in respect of such property or asset but not to exceed the aggregate amount of one hundred thousand CDollars (C$100,000) in any one fiscal year of the Borrower (collectively "TITLE RETENTION INSTRUMENTS"); provided that in relation to any given Title Retention Instrument such unpaid purchase price does not exceed 80% of the original purchase price of such property or asset; the whole subject to the provisions hereof restricting the maximum aggregate amount of capital expenditures which the Borrower may make in any fiscal year;

          1.1.23.7 the lien of any judgment rendered or action, claim, lis pendens or certificate of pending litigation, which is being contested at the relevant time in good faith by the Borrower; provided that the Borrower shall have either paid into court or deposited with the Lender appropriate collateral including without limitation a bond issued by a licensed bonding company, in either case in an amount and of a type reasonably acceptable to the Lender as adequate therefor;

          1.1.23.8 zoning and building by-laws and ordinances, municipal by-laws and regulations and other restrictions on the use of real estate property provided same are being complied with and which in the reasonable opinion of the Lender do not and will not adversely affect the security under the Security Documents or materially impair the usefulness to the business of the Borrower of the property affected;

          1.1.23.9 the reservations, limitations, provisos and conditions, if any, in any original grants from the Crown of real estate property and statutory exceptions to title;

          1.1.23.10 hypothecs, privileges, liens and other charges resulting from the Security Documents; and

          1.1.23.11 such other liens as may be in favour of, or consented to in writing by, the Lender;

1.1.24 "SECURITY DOCUMENTS" - means collectively all security from time to time granted or to be granted in favour of the Lender, as security for the fulfilment of any or all of the debts, liabilities and other obligations, present and future, of the Borrower under or pursuant any of the Credit Facilities including without limitation, the security referred to in the Letter of Offer;

1.1.25 "SUBORDINATED INDEBTEDNESS" - means the aggregate loans and other indebtedness owing by the Borrower to any Person, the repayment of which has been fully and validly postponed and subordinated to the repayment of all present and future loans and indebtedness of the Borrower to the Lender to the satisfaction of the Lender;

1.1.26 "SUBSIDIARY" - of a Person means a company or corporation controlled by that Person;


1.1.27 "TAX" - means all taxes, assessments, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings and any restrictions or conditions resulting in a charge imposed, levied, collected, withheld or assessed as of the date of this Agreement or at any time in the future, and all penalty, interest and other payments on or in respect thereof;

1.1.28    "TERM LOAN" - has the meaning ascribed to such term in Section 3.1.1;

1.1.29 "USDOLLARS" - means the lawful money for the time being of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America which is customarily used in the settlement of international banking transactions on that day and "US$" has a corresponding meaning;

1.1.30 "VOTING SHARES" - means the capital stock of any class or classes of a corporation which carry voting rights under any circumstances provided that, for the purposes hereof, shares which only carry the right to vote conditionally on the happening of an event shall be considered Voting Shares only upon the happening of such event and then only while they retain the right to vote;

1.1.31 "WRITTEN" or "IN WRITING" shall include printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception including telex or telegraph.

1.2       Control
          -------

For the purposes of this Agreement, a Person controls a company or corporation if that Person and/or one or more of its Subsidiaries beneficially owns, directly or indirectly, an aggregate amount of the Voting Shares of such company or corporation sufficient to enable it to elect a majority of the directors (or other persons performing similar functions) of that company or corporation regardless of the manner in which other Voting Shares are voted or has, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the directors (or other persons performing similar functions), and the expressions "controlled by" and "under common control" shall have correlative meanings.

1.3       Headings and Table of Contents
          ------------------------------

The headings of Articles and Sections and the table of contents are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4       References
          ----------

Unless the Context otherwise requires, all references to Sections, Articles and Exhibits are to Sections, Articles and Exhibits in this Agreement.

1.5       Singular and Plural; Gender
          ---------------------------

In this Agreement, where the context admits, the singular includes the plural and vice versa; and gender is used as a reference term only and applies with the same effect whether the parties are of masculine or feminine gender, corporate or other form.

1.6       Generally Accepted Accounting Principles
          ----------------------------------------

Each accounting term used in this Agreement shall be construed in accordance with generally accepted accounting principles in Canada consistently applied, unless something in the subject-matter or the context otherwise is inconsistent therewith.

                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

2.1       Representations and Warranties
          ------------------------------

The Borrower represents and warrants to the Lender that, on the date of execution hereof and on the date of each Borrowing:

2.1.1 it is a company duly incorporated and organized and validly existing under the laws of Canada, the jurisdiction of its incorporation, and in good standing under the laws of Canada and the province of Quebec; it is duly authorized to do business whether the nature of its property or activities requires authorization, and it has the corporate power and authority and all governmental licences, authorizations, consents, registrations and approvals required to own and lease its properties and assets, to conduct the business in which it is presently engaged and to enter into, deliver and perform its obligations under this Agreement, its Notes, the Letter of Offer and each of the Security Documents;

2.1.2 the execution, delivery and the performance by the Borrower of this Agreement, its Notes, the Letter of Offer and the Security Documents
          (i) has been duly authorized by all necessary corporate action, (ii) does not contravene any provision of its charter, its by-laws, any unanimous agreement of all the shareholders of the Borrower, if any, or any law, decree, order, rule or regulation of Canada, the province of Quebec or other jurisdiction in which its assets are located, (iii) will not contribute to, or constitute, or result in a breach of, or a default under, or be in conflict with, any deed, indenture, mortgage, franchise, licence, judgment, agreement or instrument to which the Borrower is a party or by which it is bound; and (iv) will not result in any lien, charge or encumbrance on any of the property or assets of the Borrower except as provided in the Security Documents;

2.1.3 all registrations, filings, consents (including landlord's security holders' consents), licences, decrees, approvals (including exchange control approvals), and notices to, with or of, any governmental authority or agency, tribunal, department, commission or other public body or authority which are necessary for the due execution, delivery and performance by the Borrower of this Agreement, its Notes, the Letter of Offer and the Security Documents or for the legality, validity and enforceability thereof, have been obtained and are in full force and effect;

2.1.4 this Agreement, the Letter of Offer and each of the Security Documents are, and each of its Notes when delivered to the Lender will be, legal, valid and binding direct and unconditional obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent such enforcement may be restricted by any applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally;

2.1.5 there is no litigation, action or other legal proceeding pending or threatened before any court, tribunal, commission or other administrative agency against the Borrower or any of its property which, if adversely determined, might result in a material adverse change in the Borrower's financial condition or its assets or operations or which might affect the Borrower's ability to perform its obligations under this Agreement, its Notes, the Letter of Offer or the Security Documents;

2.1.6 the Borrower is not in default under this Agreement, its Notes, the Letter of Offer or the Security Documents nor has it done or omitted to do anything which, with the giving of notice or the passage of time, or both, would constitute an Event of Default and the Borrower is not in default under any other agreement for monies borrowed, raised or guaranteed to which the Borrower is a party or by which it is bound and no holder of such outstanding indebtedness has given notice of any default thereunder which has not been cured;

2.1.7 the opening balance sheet of the Borrower as at the Closing Date (as defined in the Acquisition Agreement) presents fairly the financial condition of the Borrower as at such date; since the last day of the fiscal period covered by the financial statements of the Borrower most recently delivered to the Lender pursuant to Section 9.1 hereof, there has occurred no material adverse change in the Borrower's operations or financial condition as reflected in such financial statements; the information, exhibits and reports furnished to the Lender contain no material misstatement of fact nor do they omit to state any fact which might make any statement contained in them misleading;

2.1.8 there are no outstanding judgments, writs of execution, work orders, notices of deficiency capable of resulting in work orders, injunctions or directives against the Borrower or any of its property or assets;

2.1.9 the Borrower is the sole owner of, and has good and marketable title to, all its assets, and, subject to Permitted Encumbrances, the same are free and clear of all mortgages, hypothecs, liens, privileges and other encumbrances and the Borrower has good right and lawful authority to hypothecate, mortgage, pledge, charge, cede, transfer or assign to the Lender the property hypothecated, mortgaged, pledged, charged, ceded, transferred or assigned to the Lender pursuant to the Security Documents and has granted no security to any Person which ranks, or is capable of ranking, prior to or pari passu with the security granted pursuant to the Security Documents;

2.1.10 a policy of insurance or policies of insurance in compliance with the requirements of Section 9.1.13 of this Agreement are in effect;

2.1.11 the Borrower is a wholly-owned Subsidiary of SP ACQUISITION CO., A Delaware corporation;

2.1.12 SCOTT POLYMERS, INC., a Texas corporation,is a wholly-owned Subsidiary of SP Acquisition Co., a Delaware corporation;

2.1.13 the issued and paid up capital stock of the Borrower consists of 10 common shares;

                                   ARTICLE 3
                                 THE TERM LOAN
                                 -------------

3.1       Amount and Advance of the Term Loan
          -----------------------------------

3.1.1 Subject to the provisions of this Agreement and of the Letter of Offer, the Lender hereby agrees to lend to the Borrower an amount of ONE MILLION THREE HUNDRED THOUSAND CDOLLARS (C$1,300,000) (the "TERM LOAN").

3.1.2 The Term Loan is to be lent to the Borrower for the exclusive purpose of refinancing a portion of the debt of the Borrower towards SCOTT PAPER COMPANY in the amount of TWO MILLION U.S. DOLLARS
          (U.S.$2,000,000).

3.1.3 The Term Loan shall be entirely drawn down by the Borrower by way of one Advance on or before March 31, 1994, after which date the Lender's commitment to advance the Term Loan shall expire, without any notice being required to such effect.

3.2       Repayment of the Term Loan
          --------------------------

The Term Loan shall be repaid by the Borrower to the Lender in sixteen (16) equal consecutive quarterly instalments of EIGHTY-ONE THOUSAND TWO HUNDRED AND FIFTY CDOLLARS (C$81,250) each, the first of such instalments to be paid on the last Banking Day of February, 1995 and thereafter on the last Banking Day of each succeeding months of February, May, August and November up to and including the last Banking Day of November, 1998, the date on which all amounts then due and owing under the Term Loan, in capital, interest and costs, shall become due and payable.

3.3       Interest on the Term Loan
          -------------------------

3.3.1 The Term Loan and the balance thereof at any time remaining unpaid shall bear interest both before and after maturity and both before and after default at a variable rate per annum which at all time shall be equal to the Canadian Rate.

3.3.2 All overdue interest and principal sums in respect of the Term Loan payable hereunder shall bear interest both before and after maturity and before and after default at the Canadian Rate from the due date to the date of actual payment.

3.3.3 Interest on the Term Loan shall be payable by the Borrower to the Lender at the Lender's Branch monthly in arrears on the last Banking Day in each month from February 28, 1994.

3.4       Prepayment of the Term Loan
          ---------------------------

Prepayments on the Term Loan may be made only in accordance with the terms and conditions of the Letter of Offer. The term of the Term Loan is for the benefit of the Lender and of the Borrower. All prepayments will be applied against the last installment or instalments on the Term Loan. The Borrower acknowledges that the Letter of Offer provides for mandatory prepayments in certain circumstances.

                                   ARTICLE 4

                            OTHER CREDIT FACILITIES
                            -----------------------

4.1       Terms and Conditions
          --------------------

4.1.1 The Borrower hereby acknowledges and agrees to all the terms and conditions of the Letter of Offer including, without limitation, those pertaining to the Credit Facilities.

4.1.2 The Borrower acknowledges and agrees that notwithstanding the authorized amount of each Credit Facilities, Borrowings under the Credit Facilities may not be available if the Borrower is not or, after such Borrowing, would not be in compliance with the margin requirements set forth in the Letter of Offer.

4.1.3 The Borrower acknowledges that amounts owing from time to time under the Credit Facilities shall bear interest at rate(s) agreed upon from time to time between the Borrower and the Lender, calculated and payable monthly in arrears and compounded monthly at such rate(s).

                                  ARTICLE 5

                                     FEES
                                     ----

5.1       Commitment Fee
          --------------

The Borrower agrees to pay to the Lender a commitment fee in CDollars on the maximum authorized amount of the Term Loan at a rate of three eights of one percent (3/8%) per annum from January 21, 1994 up to and including the date on which the Term Loan is advanced to the Borrower. Such commitment fee shall be payable in arrears on the last Banking Day of March, June, September and December. The commitment fee shall be computed on the basis of the actual number of days for which such fee is payable divided by the actual number of days in the year.

5.2       Application Fee
          ---------------

The Borrower shall pay to the Lender an application fee of TWENTY-FIVE THOUSAND CDOLLARS (C$25,000) in respect of the credit facilities offered in the Letter of Offer. This fee is non refundable and was fully earned by the Lender at the time of issuance of the Letter of Offer.

                                   ARTICLE 6
                            CHANGE IN CIRCUMSTANCES
                            -----------------------

6.1       Increased Costs
          ---------------

If either the introduction of or any change in any law, regulation, treaty or official directive, or in the interpretation thereof, presently or subsequently in effect, or the Lender's compliance with any request from any central bank or other governmental authority (whether or not having the force of law):

6.1.1 subjects the Lender to any Tax with respect to payments of principal of, interest on or any other amount due from the Borrower to the Lender in USDollars (except for taxes on the overall net income of the Lender); or

6.1.2 imposes, modifies or deems applicable any reserve, capitalization, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, an office of the Lender; or

6.1.3 imposes on the Lender any other condition or term with respect to all or any portion of the Loan in USDollars;

and, as a result thereof, the Lender directly or indirectly incurs an increase in its cost or a reduction of the income receivable by it in respect of the Loan or any portion thereof, the Borrower shall pay to the Lender within ten
(10) days of receipt of the notice referred to in the next sentence hereof, that amount which shall compensate the Lender for such additional cost or reduction in income (herein "ADDITIONAL COMPENSATION"). Upon the Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section 6.1, it shall promptly give the Borrower notice thereof. A certificate of the

Lender setting forth the amount of such payment and the basis of calculation thereof shall be prima facie evidence of such amount.

6.2       Illegality
          ----------

Notwithstanding anything to the contrary contained in this Agreement or the Letter of Offer, if any introduction of or change in any law, regulation, treaty or official directive or any change in the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof makes it unlawful or prohibited for the Lender to make, fund or maintain all or any portion of the Loan in USDollars or to give effect to its obligations contemplated by this Agreement or the Letter of Offer, the Lender shall notify the Borrower in writing of the change and, within the period determined by the Lender acting reasonably and specified in the notice, at the option of the Borrower,

6.2.1 the Borrower shall elect that the Loan in USDollars shall be immediately converted into CDollars and interest thereon shall be payable at the rate applicable to Advances in CDollars under the relevant Credit Facility; or

6.2.2 the Borrower shall elect to repay and, within the time required by the new law (or at the end of any longer period that such Lender at its discretion may agree), the Borrower shall repay the Loan in USDollars together with accrued interest up to the date of payment and all other amounts which are due, and in any such event the obligation of the Lender to make any further Loan in USDollars shall terminate for so long as any circumstance entitling the Lender to give such a notice shall continue.

                                   ARTICLE 7
                    PAYMENTS, TAXES, EXPENSES AND INDEMNITY
                    ---------------------------------------

7.1       Time and Place of Payment
          -------------------------

The Borrower shall make each payment pursuant to this Agreement, the Letter of Offer and the Credit Facilities in cash or any other form of payment which the Lender may accept from time to time before 11:30 a.m. (Montreal time) on the day specified for payment at the Lender's Branch. Whenever a payment is due to be made on a day which is not a Banking

Day, the day for payment shall be the following Banking Day. Notwithstanding the provisions of Article 1564 of the Civil Code of Quebec, no payment made by the Borrower to the Lender shall be valid unless the Lender actually receives the value of such payment.

7.2       Currency of Payment
          -------------------

Principal, interest and interest on overdue amounts on the Borrowings in CDollars shall be payable in CDollars and principal, interest and interest on overdue amounts on Borrowings in USDollars shall be payable in US Dollars.

7.3       Setoff Etc.
          ----------

The Borrower shall make all payments hereunder, the Letter of Offer and the Credit Facilities regardless of any setoff, counterclaim or compensation.

7.4       Taxes
          -----

The Borrower shall make all payments on the Loan in USDollars free and clear of, and exempt from, and without deduction for, or on account of, any Tax. If any Tax, other than taxes on the overall net income of the Lender, is deducted or withheld from any payment, the Borrower shall promptly remit to the Lender the amount so deducted or withheld together with relevant receipts from the taxing authority addressed to the Lender. If the Borrower is prevented by operation of law or otherwise from paying, causing to be paid or remitting such Tax, the interest payable under this Agreement or the Letter of Offer will be increased to the rates necessary to yield and remit to the Lender the principal sum advanced together with interest at the rates specified in this Agreement of the Letter of Offer after provision for payment of such Tax. At the request of the Lender, the Borrower shall from time to time execute and deliver any and all further documents as may be necessary or advisable to give full force and effect to such increase in the rate of interest. The Borrower further covenants to indemnify the Lender in respect of any claim or loss incurred as a result of the Borrower's delay or failure to deduct or to withhold any such Tax, including all penalties and interest.

7.5       Evidence of Indebtedness - Notes
          --------------------------------

The indebtedness of the Borrower resulting from each Advance shall, if requested by the Lender, be evidenced by a Note, each Note to be in the currency and for the principal amount of the Advance, dated the date of the Advance, payable to the Lender, duly completed and executed by the Borrower, in all cases delivered in accordance with Article 8.

7.6       Expenses and Indemnity
          ----------------------


7.6.1 The Borrower shall supply all statements, reports, certificates, opinions, appraisals and other documents or information required to be furnished to the Lender pursuant to this Agreement or the Letter of Offer without cost to the Lender.

7.6.2 The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Lender in connection with the preparation, negotiation, execution, delivery, registration and operation of this Agreement, the Notes, the Letter of Offer and the Security Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender and of special counsel who may be retained by said counsel or by the Lender with respect thereto and with respect to advising the Lender as to its rights and responsibilities under this Agreement, the Notes, the Letter of Offer and the Security Documents. The Borrower further agrees to pay on demand all costs and expenses, if any, of the Lender (including reasonable fees and expenses of counsel and special counsel for the Lender), in connection with any enforcement of this Agreement, the Notes, the Letter of Offer and the Security Documents including, without limitation, costs and expenses sustained by the Lender as a result of any failure by the Borrower to perform or observe its obligations contained herein or in any of the Security Documents.

7.6.3 The Borrower agrees to indemnify the Lender against any loss or expense which it may sustain or incur in obtaining or redeploying deposits as a result of the failure by the Borrower to pay when due any principal of the Loan, to the extent that any such loss or expense is not recovered pursuant to any other provisions hereof. A certificate of the Lender setting forth the basis for the determination of the interest due on overdue principal or interest and of the amounts necessary to indemnify such Lender in respect of such loss or expense, submitted to the Borrower, shall be conclusive and binding for all purposes except in case of manifest error.

7.7       Survival of Indemnification Obligations
          ---------------------------------------

Without prejudice to the survival or termination of any other agreement of the Borrower under this Agreement, the obligations of the Borrower under Sections
7.4 and 7.6 survive the termination of the Credit Facilities and the repayment in full of the Loan.

7.8       Application of Payments
          -----------------------

All payments made by or on behalf of the Borrower to the Lender pursuant to this Agreement, the Credit Facilities or the Letter of Offer shall be applied as the Lender, in its discretion, may from time to time determine.

                                   ARTICLE 8
                          PRE-DISBURSEMENT CONDITIONS
                          ---------------------------

8.1       Conditions Precedent to the initial Advance
          -------------------------------------------

The obligation of the Lender to make its initial Advance hereunder is subject to and conditional upon the prior fulfilment of the following conditions to the satisfaction of the Lender and its counsel:

8.1.1 on or prior to 10:00 a.m. (Montreal time) on the initial Drawdown Date, the Lender shall have received the following, each dated the Drawdown Date:

          8.1.1.1 certified copies of the charter and by-laws of the Borrower and of all documents and resolutions evidencing necessary corporate action of the Borrower, approving and authorizing the execution, delivery and performance of this Agreement, the Notes, the Letter of Offer and each Security Document and evidencing any other necessary corporate action with respect to this Agreement, the Notes, the Letter of Offer and each Security Document and the instruments, certificates or other documents contemplated herein, and approving and authorizing the manner in which and by whom the foregoing documents are to be executed and delivered;

          8.1.1.2 certified copies of any and all necessary governmental authorizations and approvals (including any exchange control approvals) required with respect to this Agreement, the Notes, the Letter of Offer and each Security Document;

          8.1.1.3 a certificate of the Secretary of the Borrower certifying the names and true signature of the officers of the Borrower authorized to sign this Agreement, the Notes, the Letter of Offer and each Security Document and any other documents or certificates to be delivered pursuant to this Agreement;

          8.1.1.4 a certificate of two senior officers of the Borrower to the effect that the officers signing have personal knowledge of the facts and that all representations and warranties of the Borrower set forth in Article 2 and Article 10 hereof are true as of the Drawdown Date;

          8.1.1.5 a favourable opinion of legal counsel to the Borrower, addressed to the Lender and its counsel, in form and substance satisfactory to the Lender and its counsel, respecting all transactions relating to the Credit Facilities and security and other documentation required hereunder, as to matters set forth in Article 2 hereof and as to other matters reasonably requested by the Lender;

          8.1.1.6 a favourable opinion of legal counsel to the Lender, addressed to the Lender, in form and substance satisfactory to the Lender;

8.1.2 the Borrower shall have duly executed and delivered to the Lender each of the Security Documents, each such Security Document to be in form and substance satisfactory to the Lender and its counsel;

8.1.3 the Lender shall have received evidence satisfactory to the Lender that the transactions set forth in the Acquisition Agreement dated January 25, 1994 between Scott Paper Company and SP Acquisition Co. (the "ACQUISITION AGREEMENT") have been consummated and that the said agreement constitutes valid and binding obligations of the parties thereto enforceable in accordance with its terms, the whole in form and substance satisfactory to the Lender and its legal counsel;

8.1.4 all other conditions provided in the Letter of Offer shall have been met to the satisfaction of the Lender; and

8.1.5 the Borrower shall have delivered to the Lender insurance certificates or other evidence issued by the insurer or a reputable broker evidencing that the Borrower is in compliance with Section 9.1.13 of this Agreement, together with originals (or copies certified by the insurers) of all policies evidencing such insurance (or certificates therefor), which certificates or other evidence and policies shall be in form and substance satisfactory to the Lender.

8.2       Conditions Precedent to each Advance
          ------------------------------------

The obligation of the Lender to make each Advance, including the initial Advance under any of the Credit Facilities, hereunder is subject to and conditional upon the prior fulfilment of the following conditions to the satisfaction of the Lender and its counsel:

8.2.1 if required by the Lender, the Lender shall have received a Note payable to the Lender, in the currency of and the amount of each Advance required duly completed and executed by the Borrower and in form and substance satisfactory to the Lender and its counsel;

8.2.2 on the date of each such Advance, the following statements shall be true to the satisfaction of the Lender and its counsel (and the acceptance by the

          Borrower of the proceeds of such Advance shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Advance such statements are true):

          8.2.2.1 the representations and warranties contained in Article 2 and Article 10 are true and correct on and as of the date of such Advance as though made on and as of such date; and

          8.2.2.2 no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

8.2.3 the Borrower shall have delivered all such other documents and complied with all such other conditions provided the Letter of Offer on which the Lender may reasonably require or establish.

8.3       Waiver
          ------

The terms and conditions of Sections 8.1 and 8.2 hereof are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part, with or without terms or conditions, in respect of any Advance without prejudicing the right of the Lender to assert these terms and conditions in whole or in part in respect of any other Advance.

                                   ARTICLE 9
                                   COVENANTS
                                   ---------

9.1       Covenants of the Borrower
          -------------------------

The Borrower covenants and agrees with the Lender that, so long as any of the indebtedness of the Borrower hereunder or under any of the Credit Facilities shall remain unpaid or all the obligations to make any Advance to the Borrower shall not have been terminated, unless the Lender shall otherwise have previously consented in writing:

9.1.1 the Borrower shall duly and punctually pay all sums of money due by it under the terms of or pursuant to this Agreement, the Letter of Offer, the Credit Facilities and the Notes at the times and places and in the manner provided for by this Agreement, the Letter of Offer and the Notes and shall duly and punctually perform and observe all other obligations on its part to be performed or observed hereunder and under the Security Documents at the times and in the manner provided for herein or therein;

9.1.2 the Borrower shall maintain its corporate existence in good standing and shall not consolidate with, amalgamate with or merge with any other Person or permit any other Person to consolidate, amalgamate or merge with it;

9.1.3 the Borrower shall, as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, cause to be prepared and delivered to the Lender audited financial statements (including a balance sheet as of the end of such fiscal year and statements of income and retained earnings and of changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal year) of the Borrower prepared in accordance with generally accepted accounting principles and reported on by Laliberte Lanctot Coopers & Lybrand or other independent chartered accountants of recognized standing, together with a certificate of the chief financial officer of the Borrower containing sufficient information as to permit the Lender to determine that the covenants contained in this Section are being met by the Borrower as required and to the effect that, to the best knowledge of such officer, as of the date of such certificate, no event has occurred and is continuing which constitutes an Event of Default hereunder or which would, with the giving of notice or lapse of time or both, constitute an Event of Default hereunder;

9.1.4 the Borrower shall deliver to the Lender as soon as available and in any event within forty-five (45) days after the end of each of the quarterly fiscal periods in each fiscal year of the Borrower, a copy of its unaudited financial statements (including a balance sheet as of the end of such quarter and statements of income and retained earning and of changes in financial position for the period from the end of the preceding fiscal year to the end of such quarterly period) prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Borrower to the effect that, to the best of knowledge of such officer, as of the date of such certificate no event has occurred and is continuing which constitutes an Event of Default hereunder or which would, with the giving of notice or lapse of time or both, constitute an Event of Default hereunder;


9.1.5 the Borrower shall from time to time deliver to the Lender any other financial and operating reports, information and statements which the Lender reasonably requests including, without limitation, those referred to in the Letter of Offer, the whole in form and substance satisfactory to the Lender;

9.1.6 the Lenders may rely on the authority of the individuals named in the certificate delivered pursuant to Section 8.1.1.3 hereof until notice to the contrary from the Borrower is received by the Lender;

9.1.7 the Borrower shall promptly give notice to the Lender of the occurrence of any Event of Default or of any event or condition which would, with the giving of notice or lapse of time or both, constitute an Event of Default;

9.1.8     the Borrower shall as soon as possible, and in any event within ten
          (10) days after the Borrower has received notice of the commitment thereof, give notice to the Lender of any litigation, proceeding or dispute affecting the Borrower or its property before any court, tribunal, commission or other administrative agency which, if determined adversely, would have a material adverse effect on the financial condition or operations of the Borrower; from time to time, the Borrower shall provide all reasonable information requested by the Lender concerning the status of any such litigation, proceeding or dispute;

9.1.9 except for Permitted Encumbrances, the Borrower shall not, nor shall it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, hypothec, lien, prior claims, security interest, charge or other encumbrance or rights in respect of any property of the Borrower or of any Subsidiary, whether the property is owned at the date of this Agreement or acquired subsequently;

9.1.10 the Borrower shall do all things required by the Lender in order to fully and effectively maintain and keep maintained the security created by the Security Documents as valid and effective security;

9.1.11 the Borrower shall not sell, transfer, dispose of or lease or enter into any commitment or option for the sale, transferal, disposition or lease of all or substantially all of its assets to any Person, save and except for the sale of assets of the Borrower not exceeding the aggregate amount of ONE HUNDRED THOUSAND CDOLLARS (C$100,000) in any fiscal year of the Borrower;

9.1.12 the Borrower shall promptly pay or cause to be paid all rents or Taxes levied, assessed or imposed on all or any part of its property as and when the same become due;

9.1.13 the Borrower shall at all times insure and keep insured all of its buildings, plants, equipment and all other property which is of an insurable nature with responsible and reputable insurers to the full replacement cost thereof against loss or damage by accident, fire, theft and other insurable risks in the manner and to the extent usually carried by companies in similar businesses and owning similar properties; the Borrower shall also maintain business interruption insurance in such amounts and with such insurers as shall be satisfactory to the Lender; the Borrower shall duly and promptly pay all premiums and other sums of money for the placing and maintaining of such insurance and shall cause the insurance money thereunder to be payable to the Lender as its interest hereunder and under the Security Documents may appear; and the Borrower shall promptly deliver to the Lender certificates of insurance for any such insurance policies with appropriate endorsements designating the Lender as an additional insured as its interests may appear and, when required, deliver evidence of payment of premium; such certificates of insurance shall contain a loss-payee clause, in form and substance satisfactory to the Lender, and shall contain a notice of cancellation provision satisfactory to the Lender. In the event the Borrower fails to insure and keep insured or fails to pay any premiums in accordance with the foregoing, the Lender may so insure, keep in insured and pay premiums and the Borrower shall indemnify the Lender for any amount thereby expended or cost thereby incurred;

9.1.14 the Borrower shall not make capital expenditures (net of proceeds of trade ins and disposal) or incur any debt or liability therefore (including leases and purchase money security interest) in excess of a maximum aggregate amount of ONE MILLION NINE HUNDRED AND TWENTY THOUSAND CDOLLARS (C$1,920,000) in its fiscal year ending December 31, 1994, of THREE HUNDRED AND EIGHTY-FOUR THOUSAND CDOLLARS (C$384,000) in its fiscal year ending December 31, 1995, of SIX HUNDRED AND FORTY THOUSAND CDOLLARS (C$640,000) in its fiscal year ending December 31, 1996 and of THREE HUNDRED AND EIGHTY-FOUR THOUSAND CDOLLARS (C$384,000) in its fiscal year ending December 31, 1997 and thereafter. The Borrower may defer capital expenditures not exceeding a maximum aggregate amount of FOUR HUNDRED THOUSAND CDOLLARS (C$400,00) for a period not exceeding one (1) year;

9.1.15 the Borrower shall maintain at all times, the ratio of its "CASH AVAILABLE FOR DEBT SERVICE" to its "DEBT SERVICE" equal to or greater than 4.0:1 for each consecutive twelve (12) month period ending in its fiscal year ending December 31, 1994, equal to or greater than 2.0:1 for each consecutive twelve (12) month period ending in its fiscal year ending December 31, 1995, equal to or greater than 2.0:1 for each consecutive twelve (12) month period ending in its fiscal year ending December 31, 1996, equal to or greater than 2.0:1 for each consecutive twelve (12) month period ending in its fiscal year ending December 31, 1997 and equal to or greater than 3.0:1 for each consecutive twelve (12) month period ending in its fiscal year ending December 31, 1998 and thereafter. For the purposes hereof, (i) "CASH AVAILABLE FOR DEBT SERVICE" means earnings before deduction of interest, depreciation, amortization and taxes and other non-cash items, as appropriate, minus actual capital expenditures made to sustain existing fixed assets and current taxes payable; (ii) "DEBT SERVICE" means the total of interest expense and scheduled principal repayments in respect of all amounts owing by the Borrower under the Credit Facilities and all amounts owing in respect of any other debt obligation (including leases);

9.1.16 the Borrower shall maintain its "TOTAL DEBT" to "TANGIBLE NET WORTH" equal to or less than 3.0:1 during its fiscal year ending December 31, 1994, equal to or less than 2.0:1 during its fiscal year ending December 31, 1995, equal to or less than 2.0:1 during its fiscal year ending December 31, 1996 and equal to or less than 1.0:1 during its fiscal year ending December 31, 1997 and thereafter. For the purposes hereof, "TOTAL DEBT" of the Borrower shall mean all debts of the Borrower less Subordinated Indebtedness; and "TANGIBLE NET WORTH" of the Borrower shall mean the aggregate of paid up capital and retained earnings of the Borrower plus Subordinated Indebtedness less non tangible assets of the Borrower (including goodwill, loans to or investments in Affiliates and Subsidiaries and loans and advances to any director, officer, employee or shareholder of the Borrower), the whole as determined by the Lender;

9.1.17 the Borrower shall maintain at all times the ratio of its "CURRENT ASSETS" to "CURRENT LIABILITIES" at no less than 0.5:1 during its fiscal year ending December 31, 1994, at no less than 0.5:1 during its fiscal year ending December 31, 1995, at no less than 0.75:1 during its fiscal year ending December 31, 1996, at no less than 0.75:1 during its fiscal year ending December 31, 1997 and at no less than 1.0:1 during its fiscal year ending December 31, 1998 and thereafter. "CURRENT ASSET" and "CURRENT LIABILITIES" shall have the meaning ascribed to such terms in accordance with the generally accepted accounting principles in Canada applied consistently;

9.1.18 the Borrower shall not declare or pay any dividends or make any other payment of distribution in respect of any shares of its capital stock or make any change in its issued or authorized capital stock either by way of redemption of stock or otherwise;

9.1.19 the Borrower shall not make any loans or advances or otherwise grant any financial assistance of any nature whatsoever to any Person;

9.1.20 the Borrower shall not pay to any Affiliate of the Borrower administration or management fees or other inter-company charges in excess of an aggregate principal amount of TWENTY-FIVE THOUSAND CDOLLARS (C$25,000) in any one of its fiscal year;

9.1.21 the Borrower shall not amend any of the Material Contracts entered into; and

9.1.22 the Borrower shall not incur or create any further or additional indebtedness except to the Lender, except such additional indebtedness as may be incurred in the ordinary course of business and except for such indebtedness secured or evidenced by Title Retention Instruments, the whole subject to the provisions of Section 9.1.14.

                                  ARTICLE 10
                             ENVIRONMENTAL MATTERS
                             ---------------------

10.1      Definitions
          -----------

In this article:

10.1.1 "APPLICABLE ENVIRONMENTAL LAWS" means all applicable federal, provincial, municipal and other laws, statutes, regulations, by-laws and codes, now or hereafter in existence, intended to protect the environment or relating to Hazardous Material (as hereinafter defined), including without limitation the Environment Quality Act (Quebec), the Occupational Health and Safety Act (Quebec), the Water Courses Act (Quebec), the Fisheries Act (Canada), the Canadian Environmental Protection Act (Canada), the Environmental Assessment and Review Process Guidelines Order (Canada), the Transportation of Dangerous Goods Act (Canada) and the Navigable Waters Protection Act (Canada);

10.1.2 "HAZARDOUS MATERIAL" means, collectively, any contaminant or pollutant or any other substance which when released to the natural environment is likely to cause at some immediate or future time, material harm or degradation to the natural environment or material risk to human health and without restricting the generality of the foregoing hazardous waste or toxic substances as defined by Applicable Environmental Laws.

10.2      Representations and Warranties
          ------------------------------

The Borrower hereby represents and warrants that:

10.2.1 neither the Borrower nor, to its knowledge, after due enquiry excluding an environmental audit, any other Person (including without limitation any tenant or previous tenant or occupant of the Lands or any part thereof) has ever caused or permitted any Hazardous Material to be disposed of on, under or at the Lands and all Hazardous Material stored on the Lands are and shall be stored in compliance with Applicable Environmental Laws;

10.2.2 the business and assets of the Borrower are in compliance with all Applicable Environmental Laws;

10.2.3 the Borrower has not received notice nor has any knowledge of any control order, stop order, minister's order, preventive order or other enforcement action threatened or issued or pending by any governmental agency in respect of the Lands and Applicable Environmental Laws; and

10.2.4 the Borrower has not received notice nor has any knowledge of any action or proceeding, threatened or pending, relating to the existence in, on or under the Lands or on property adjoining the Lands of, or the spilling, discharge or emission on or from the Lands or any such adjoining property of, any Hazardous Material.

10.3      Covenants
          ---------

The Borrower covenants that:

10.3.1 the Borrower will not cause or knowingly permit to occur, a discharge, spillage, seepage or filtration of any Hazardous Material at, upon, under, into or within the Lands or any contiguous real estate to the Lands;

10.3.2 the Borrower shall, and shall use best efforts to cause any Person permitted by the Borrower to use or occupy the Lands or any part thereof, to continue to operate its business and assets (including the Lands) in compliance with the Applicable Environmental Laws and upon delivery of the notice set out in Section 10.3.5 to the Lender, shall permit the Lender on reasonable notice to the Borrower, subject to the rights of tenants and in default of the Borrower taking appropriate action, to conduct at the Borrower's expense (provided such expense is reasonable) tests, inspections and appraisals including without limitation, the right to conduct soil tests of all or any of the Lands and to review and copy any relevant records of the Borrower (which are not subject to a confidentiality obligation) insofar as they relate to the Lands at any time and from time to time to ensure compliance;

10.3.3 the Borrower shall comply with the requirements of the Applicable Environmental Laws (including, but not limited to obtaining any permits, licenses or similar authorizations to construct, occupy, operate or use the Lands or any fixtures or equipment located thereon by reason of the Applicable Environmental Laws) and shall notify the Lender promptly in the event of any spill or location of Hazardous Material upon the Lands, and shall promptly forward to the Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill or any other matters relating to the Applicable Environmental Laws, as they may affect the Lands;

10.3.4 the Borrower will not install on the Lands, nor knowingly permit to be installed on the Lands, asbestos or any substance containing asbestos deemed hazardous by any Applicable Environmental Laws;

10.3.5 the Borrower shall promptly notify the Lender of any suspected violation of the Applicable Environmental Laws or any threatened investigation or inquiry by any governmental authority which comes to the attention of the Borrower in connection with any Applicable Environmental Laws; and

10.3.6 the Borrower, promptly upon the written request of the Lender from time to time shall complete the Lender's environmental checklist and if such completed checklist discloses a matter concerning a Hazardous Material or possible violation of environmental laws then the Borrower, promptly upon the written request of the Lender, shall provide the Lender with an environmental site assessment or environmental audit report, or an update of such assessment or report, respecting such matter, all in scope, form and content satisfactory to the Lender, at the Borrower's expense.

10.4      Indemnity
          ---------

The Borrower indemnifies and holds harmless the Lender and its officers, directors, employees, agents and shareholders and any receiver or receiver and manager appointed by or on the application of the Lender (the "INDEMNIFIED PERSONS"), from and against and shall reimburse the Lender for any and all losses, liabilities, claims, damages, costs and expenses, including legal fees and disbursements on a solicitor and his own client basis, suffered, incurred by or asserted against any of the Indemnified Persons whether as holder of any security, as mortgagee in possession, as successor in interest to the Borrower as owner of the Lands by virtue of foreclosure or acceptance of a transfer in lieu of foreclosure or otherwise:

10.4.1 under or on account of the Applicable Environmental Laws, including the assertion of any lien thereunder;

10.4.2 for, with respect to, or as a result of, the presence on or under, or the discharge, emission, spill or disposal from, the Lands or into or upon any land or the atmosphere, of any Hazardous Material where a source of the Hazardous Material is the Lands or any fixtures or equipment located thereon including, without limitation:

          10.4.2.1 the costs of defending and or counterclaiming or claiming over against third parties in respect of any action or matter; and

          10.4.2.2 any costs, liability or damage arising out of a settlement of any action entered into by the Lender;

10.4.3 in complying with or otherwise in connection with any order, consent, decree, settlement, judgment or verdict arising from the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in, on or from the Lands of any Hazardous Material (including without limitation any order under the Applicable Environmental Laws to clean-up or decommissioning), whether or not such deposit, storage, disposal, burial, dumping, injecting, spilling, leaking or other placement or release in, on or from the Lands of any Hazardous
          Material:

          10.4.3.1       resulted by, through or under the Borrower; or

          10.4.3.2       occurred with the Borrower's knowledge and consent; or

          10.4.3.3 occurred before or after the date of this Agreement, whether with or without the Borrower's knowledge.

          The provisions of this paragraph shall survive foreclosure of the charges, hypothecs and security interests constituted by any Security Document and satisfaction and release of the Security Documents and satisfaction and repayment of the indebtedness secured by the Security Documents. Any amounts for which the Borrower shall become liable to the Lender hereby under this Section 10.4 shall, if paid by any Indemnified Person, bear interest from the date of payment at the Canadian Rate.

10.5      Environmental Clean-Up
          ----------------------

In the event of any spill of Hazardous Material affecting the Lands, whether or not the same originates or emanates from the Lands, and if the Borrower fails to comply with any of the requirements of the Applicable Environmental Laws in respect thereof, or if the Borrower otherwise fails to comply with any of the requirements of the Applicable Environmental Laws the Lender may at its election, but without the obligation so to do, give such notices and cause such work to be performed at the Lands and take any and all other actions as the Lender shall deem necessary or advisable in order to remedy said spill of Hazardous Material or cure said failure of compliance and any reasonable amounts paid as a result thereof, together with interest thereon at the Canadian Rate from the date of payment by the Lender shall be immediately due and payable by the Borrower to the Lender and until paid shall be added to and become a part of the indebtedness secured by the Security Documents.

                                  ARTICLE 11
                                    DEFAULT
                                    -------

11.1      Events of Default
          -----------------

Each of the following events shall constitute an Event of Default under this Agreement, the Letter of Offer and the Credit Facilities:

11.1.1 the Borrower shall fail to make any payment of principal on the Loan when due, whether due by acceleration or otherwise; or

11.1.2 the Borrower shall fail to make any payment of interest or other payment (other than a payment referred to in Section 11.1.1) due under this Agreement, the Credit Facilities, the Letter of Offer or the Security Documents; or

11.1.3 any representation, warranty, statement or certificate made or delivered to the Lender or any representation or warranty deemed pursuant to Section 8.2 hereof to have been made to the Lender or any financial statement or other information delivered in writing to the Lender by the Borrower or any of its officers in, or in connection with, this Agreement, the Credit Facilities or the Letter of Offer is incorrect or misleading in any material respect; or

11.1.4 the Borrower, Scott Polymers, Inc. or SP Acquisition Co., shall fail to pay any of its indebtedness (other than that referred to in Sections 11.1.1 and 11.1.2) or any interest or premium thereon, when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness of the Borrower, Scott Polymers, Inc. or SP Acquisition Co., or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided however that in the case of indebtedness of Scott Polymers, Inc. or SP Acquisition Co. towards a lender other than the Lender or a default of Scott Polymers, Inc. or SP Acquisition Co. towards a lender other than the Lender, for so long as Scott Polymers, Inc. or SP Acquisition Co., as the case may be, are in good faith negotiating diligently with such other lender in order to arrive at an agreement in respect of such indebtedness or such default and such other lender shall not have enforced any of its rights, it shall not constitute an Event of Default hereunder; or

11.1.5 the Borrower or any Person having guaranteed the indebtedness of the Borrower towards the Lender (hereinafter called a "GUARANTOR") shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding shall be commenced or instituted by or against the Borrower or a Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking winding-up, reorganization, arrangement, adjustment, dissolution, protection, relief, liquidation or composition of it or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, sequestrator or other similar official for it or for any substantial or material part of its property or seeking the suspension of the operations of the Borrower or a Guarantor and, in the case of any such proceeding instituted against the Borrower or a Guarantor and in respect of which the Borrower or a Guarantor, as the case may be, has not by any act indicated its consent to, approval of, or acquiesence in, such proceeding, such proceeding shall remain undismissed for a period of thirty (30) days unless the Borrower or the Guarantor, as the case may be, is diligently and in good faith contesting the validity of such proceeding and forthwith furnishes to the Lender security satisfactory to the Lender in nature and amount against all loss and damage which the Lender might suffer by reason thereof; or the Borrower or a Guarantor shall take corporate action to authorize any of the actions set forth above in this Section 11.1.5; or a Guarantor gives notice to the Lender of termination of its guarantee in favour of the Lender or, subject to the provisions of Section 15.10, such guarantee otherwise terminates without the consent of the Lender; or

11.1.6 the Borrower ceases, or takes steps to cease, carrying on its business or makes, or agrees to make, a sale of all or any substantial or material part of its assets; or the Borrower consolidates, amalgamates or merges with, or takes any action with a view to its consolidation, amalgamation or merger with, any other Person; or

11.1.7 a writ, execution, attachment or other similar process is issued or levied against all, or a substantial or material portion of, the property of the Borrower or of a Guarantor and the writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within fifteen (15) days after its entry, issuance, commencement or levy unless the Borrower is diligently and in good faith contesting the validity of such proceeding and forthwith furnishes to the Lender security satisfactory to the Lender in nature and amount against all loss and damage which the Lender might suffer by reason thereof; or

11.1.8 an encumbrancer or lienor takes possession of any substantial part of the property of the Borrower or a Guarantor; or an execution or other similar process is enforced against such property and remains unsatisfied for such period as would permit such property to be sold thereunder, less ten (10) Banking Days unless the Borrower is diligently and in good faith contesting the validity of such proceeding and forthwith furnishes to the Lender security satisfactory to the Lender in nature and amount against all loss and damage which the Lender might suffer by reason thereof; or

11.1.9    the occurrence of an event of default under the Security Documents; or

11.1.10   the occurrence of a change in the control of the Borrower; or

11.1.11 the outstanding Borrowings under any Credit Facility exceed the maximum authorized amount thereof; or

11.1.12 the Borrower, Scott Polymers, Inc. or SP Acquisition Co. shall fail to perform or observe any term, covenant or agreement contained in this Agreement, in the Letter of Offer or the Security Documents, other than those heretofore dealt with in this Section 11.1 or shall fail to perform or observe any term, covenant or provision of any agreement executed pursuant to, relating to or referred to in this Agreement, the Letter of Offer or any of the Security Documents and any such failure shall remain unremedied for fifteen (15) days after written notice thereof shall have been given to the Borrower by the Lender.

11.2      Effect of a Default
          -------------------

Without waiving or otherwise affecting any right of the Lender to demand payment at any time of all amounts repayable on demand under the Credit Facilities, upon the occurrence of any Event of Default, the Lender may by notice to the Borrower
(i) declare the obligation of the Lender to make Advances to the Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Loan, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, the Letter of Offer, the Notes, the Credit Facilities and the Security Documents, including the face amount of any outstanding letter or credit or letter of guarantee, to be forthwith due and payable, whereupon the Loan, all such accrued interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and any collateral security including the Security Documents shall thereupon become enforceable. Thereupon the Borrower shall immediately pay to the Lender all such amounts due and payable.

11.3      Remedies Cumulative; No Waiver
          ------------------------------

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lender under this Agreement, the Notes, the Letter of Offer, the Security Documents and any other security the Lender may from time to time hold as security for the performance of all or any part of the Borrower's obligations hereunder and thereunder are cumulative and are in addition to, not in substitution for, any rights or remedies provided by law; no failure on the part of the Lender to exercise, and no delay in exercising, any right or remedy hereunder or thereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein or therein contained prejudice or preclude any other or further exercise thereof or the exercise of any other right or remedy for the same or any other default or breach and shall not waive, alter, affect or prejudice any other right or remedy.

11.4      Setoff
          ------

In addition to, and not in limitation of, any rights now or hereafter granted under applicable law, the Lender is hereby expressly authorized at any time or from time to time without notice to the Borrower or to any other person, any such notice being hereby expressly waived by the Borrower, to set-off and to appropriate and to apply any and all deposits, general or special, matured or unmatured, and any other indebtedness at any time held by or owing by the Lender to, or for the credit of, or the account of, the Borrower against and on account of the obligations and liabilities of the Borrower due and payable to the Lender under this Agreement, under the Notes, under the Letter of Offer or under the Security Documents including, without limitation, all claims of any nature or description arising out of, or connected with, this Agreement, the Notes, the Letter of Offer or the Security Documents, irrespective of whether or not the Lender made any demand therefor and although such obligations and liabilities of, or claims against, the Borrower, or any of them, are contingent or unmatured.

115.      Default Ipso Facto
          ------------------

In each of the cases set forth in Section 11.1, the Borrower shall be in default by the mere lapse of time, without any notice putting the Borrower in default being required.

                                  ARTICLE 12
                                    NOTICE
                                    ------


12.1      Notices, Etc.
          ------------

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be writing to the party for whom it is intended and shall be mailed, sent or delivered, to such party at its address set forth hereunder or shall be sent by telex, telecopier or other means of rapid communication at its rapid communication address set forth hereunder, or at such other address or rapid communication address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if mailed, three (3) Banking Days after deposited in the mails, first class, postage prepaid, (ii) if delivered, when delivered and (iii) if sent by telex, telecopier or other means of rapid communication, on the date of transmission if transmitted before 3 p.m. (Montreal time) on a Banking Day or, in any other case, on the next following Banking Day. In the event of a postal strike or any slow-down in the postal service, no notice of or communication by mail shall be effective if sent during, or within ten (10) Banking Days prior to the commencement of, such strike or slow-down unless it is actually received by the party to whom it is addressed and, in such event, it shall be effective only on the date of actual receipt. The addresses referred to above are as follows:

LENDER:                       BANK OF MONTREAL
                              6702 TransCanada Highway
                              Pointe-Claire (Quebec)
                              H9R 1C4

                              Attention:    Account Manager
                              -----------------------------

                              Telecopier:   (514) 630-4955

BORROWER:                     POLYMERES SCOTT, LTEE -
                              SCOTT POLYMERS, LTD.
                              19250 Clark Graham
                              Baie d'Urfe (Quebec)
                              H9X 3R8

                              Attention:    General Manager
                              ----------------------------

                              Telecopier:   (514) 457-4390

WITH A COPY, FOR                   Richard Davidovich
INFORMATION PURPOSES ONLY, TO:     C/O SCOTT POLYMERS, INC.
                                   3607 Sylvania
                                   Fort Worth (Texas)
                                   U.S.A. 76111

                                   Telecopier: (817) 831-0206

                                   -and-

                                   LENGVARI BRAMAN
                                   Suite 2707
                                   1, Place Ville Marie
                                   Montreal (Quebec)
                                   H3B 4G4

                                   Attention:   Mr. Fred Braman
                                   ----------------------------

                                   Telecopier:  (514) 866-4773

                                  ARTICLE 13
                GOVERNING LAW; JURISDICTION; JUDGMENT CURRENCY
                ----------------------------------------------

13.1      Governing Law
          -------------

This Agreement and the Letter of Offer shall be governed by, and construed in accordance with, the laws of the Province of Quebec and the laws of Canada applicable therein.

13.2      Jurisdiction
          ------------

Any suit, action or proceeding against the Borrower in relation to any matter arising out of this Agreement, the Notes, the Letter of Offer, the Security Documents or the Credit Facilities or any judgment entered by any court in respect thereof may be brought in the courts of the Province of Quebec or in any other court of competent jurisdiction as the Lender in its sole discretion may elect and the Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purposes of any such suit, action or proceeding.

13.3      Judgment Currency
          -----------------

13.3.1 If for any purpose, including the obtaining of judgment in any court, it is necessary to convert a sum due hereunder, under the letter of Offer or pursuant to any Note or any of the Credit Facilities from the currency in which it is payable ("the PAYMENT CURRENCY") into another currency (the "JUDGMENT CURRENCY"), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Payment Currency with the Judgment Currency in the New York foreign exchange market on the Business Day preceding the date of final judgment.

13.3.2 The obligation of the Borrower in respect of any sum due from it to the Lender hereunder, under the Letter of Offer or pursuant to any Note or any of the Credit Facilities shall, notwithstanding any judgment or payment in a currency other than the Payment Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum so paid or adjudged to be so due in the Judgment Currency the Lender may in accordance with normal banking procedures, purchase the Payment Currency with the amount of the Judgment Currency so paid or adjudged to be due; if the amount in the Payment Currency so purchased is less than the sum originally due to the Lender in the Payment Currency, the Borrower agrees, as a separate obligation and additional cause of action and notwithstanding any such payment or judgment, to indemnify the Lender against such loss and if the amount in the Payment Currency so purchased exceeds the sum originally due to the Lender in the Payment Currency, the Lender agrees to remit to the Borrower such excess.

13.3.3 The term "RATE OF EXCHANGE" in this Section 13.3 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Payment Currency with the Judgment Currency and includes any premium and costs of exchange payable in connection with the purchase.

                                  ARTICLE 14

                            SUCCESSORS AND ASSIGNS
                            ----------------------

14.1      Sale, Assignment, Transfer or Grant of Interest
          -----------------------------------------------

14.1.1 The Borrower shall not sell, assign or transfer its rights or obligations under this Agreement, the Notes, the Letter of Offer, the Credit Facilities or any Security Documents or any interest therein, nor shall it amalgamate, consolidate or merge with any other Person without the prior written consent of the Lender.

14.1.2 At any time and from time to time the Lender may sell, assign, transfer or grant an interest to any financial institution, or may enter into a participation agreement with any financial institution with respect to, all or any part of, or any interest in, the Lender's rights, benefits or obligations hereunder and under the Letter of Offer, the Notes and any Security Documents and, in the event of such a sale, assignment, transfer, grant or participation and to the extent thereof, such purchaser, assignee, transferee, grantee or participant shall have the same rights and benefits against the Borrower as it would have had if it were a Party of the First Part and a Lender hereunder. The Borrower and the Lender agree to consent to any amendments hereto which may be required to give effect to such sale, assignment, transfer, grant or participation provided that no additional liability hereunder will be incurred by any party hereto by reason of such amendment.

14.2      Successors and Assigns
          ----------------------

This Agreement when executed and delivered by the parties hereto shall be binding upon, and inure to the benefit of, the Borrower, the Lender and their respective successors and assigns.

                                  ARTICLE 15
                                 MISCELLANEOUS
                                 -------------

15.1      Severability
          ------------

Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate, affect or impair the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable any such provision in any other jurisdiction.

15.2      Survival of Representations
          ---------------------------

The representations and warranties made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement and continue in full force and effect until the full payment and performance of all obligations of the Borrower hereunder or pursuant hereto.

15.3      Amendments, Waivers, Etc.
          ------------------------

No amendment, modification or waiver of any provision of, and no waiver of the strict observance, performance or compliance by the Borrower with any term, covenant, condition or agreement contained in, this Agreement, the Notes, the Letter of Offer or the Security Documents or any other security the Lender may from time to time hold as security for the performance by the Borrower of its obligations hereunder or thereunder and no indulgence granted by the Lender or consent to any departure by the Borrower therefrom, shall in any event be effective unless it shall be in writing and signed by the Lender and the Borrower, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

15.4      Term of Agreement
          -----------------

This Agreement shall continue in full force and effect until both the Credit Facilities have terminated and all indebtedness of the Borrower under or pursuant to this Agreement, the Letter of Offer and the Credit Facilities have been indefeasibly paid and satisfied in full.

15.5      Execution in Counterparts
          -------------------------

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

15.6      Not an Adhesion Contract
          ------------------------

The Borrower confirms that this Agreement is not an adhesion contract and that the terms and conditions hereof have been freely negotiated with the Lender.

15.7      Conflict
          --------

In the case of any inconsistencies between the provisions of this Agreement and the provisions of the Letter of Offer, the provisions of this Agreement shall govern to the extent of such inconsistency.

15.8      New Legislation
          ---------------

The Borrower shall sign all documents or confirmations which the Lender may reasonably request as a result of the introduction of new legislation, including without limitation the coming into force of the new Civil Code of Quebec, for the purpose of confirming, perfecting or granting the security granted or intended to be granted pursuant to the Security Documents or confirming the rights, title and interests of the Lender under this Agreement and/or the Letter of Offer.

15.9      Foreign Exchange Future Contracts
          ---------------------------------

The Borrower hereby confirms and recognizes that amounts owing from time to time under any foreign exchange future contract entered into between the Borrower and the Lender shall be secured under the Security Documents.

15.10     Death of Guarantor
          ------------------

If a Guarantor dies, the Lender shall have the right to immediately reduce the authorized amount of any of its Credit Facilities by an amount equal to the aggregate principal amount of all guarantees signed by such Guarantor whether for the indebtedness of the Borrower or another Guarantor.

15.11     Language
          --------

The parties hereby confirm their express wish that the present Agreement and all documents and agreements directly and indirectly related thereto, including notices, be drawn up in English. Notwithstanding such express wish, the parties agree that any of such documents, agreements and notices or any part thereof or of this Agreement may be drawn up in French. Les parties reconnaissent leur volonte expresse que la presente convention ainsi que tous les documents et conventions qui s'y rattachent directement ou indirectement, y compris les avis, soient rediges en langue anglaise. Nonobstant telle volonte expresse, les parties conviennent que n'importe quel desdits documents, conventions et avis ou toute partie de ceux-ci ou de cette convention puissent etre rediges en langue francaise.

15.12     Formal Date
          -----------

For the purposes of convenience this Agreement may be referred to as bearing formal date of February 25, 1994 irrespective of the actual date of execution.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

                              BANK OF MONTREAL

                              by: [SIGNATURE APPEARS HERE]
                                  ------------------------------

                              POLYMERES SCOTT, LTEE
                              SCOTT POLYMERS, LTD.

                              by: [SIGNATURE APPEARS HERE]
                                  ------------------------------

                              by: [SIGNATURE APPEARS HERE]
                                  ------------------------------

EXHIBIT A TO THE AGREEMENT RESPECTING A TERM LOAN AND OTHER CREDIT FACILITIES BEARING FORMAL DATE OF FEBRUARY 25, 1994 BETWEEN BANK OF MONTREAL AND POLYMERES SCOTT, LTEE- SCOTT POLYMERS, LTD.

                            [DESCRIPTION OF LANDS]

          An emplacement fronting on Clark Graham Avenue in the Town of Baie d'Urfe, known and designated as the subdivision lot number FOURTEEN of the original lot number THREE HUNDRED AND TWENTY-SIX (326-14) upon the official plan and book of reference of the Parish of Sainte-Anne, Registration Division of Montreal

          together with all buildings, construction and immoveable property now or hereafter located thereon or therein including without limitation the building known as 19250 Clark Graham Avenue in the said Town;

EXHIBIT B TO THE AGREEMENT RESPECTING A TERM LOAN AND OTHER CREDIT FACILITIES BEARING FORMAL DATE OF FEBRUARY 25, 1994 BETWEEN BANK OF MONTREAL AND POLYMERES SCOTT, LTEE SCOTT POLYMERS, LTD.

                      [DESCRIPTION OF MATERIAL CONTRACTS]


(1) Letter Agreement dated September 10, 1993 between Richard Davidovich and Chevron Chemical Company;

(2) Styrene Monomer Sales Contract dated as of February 25, 1994 by and among Chevron Chemical Company and SP Acquisition Co., Scott Polymers, Inc. and the Borrower;

(3) Letter Agreement dated November 4, 1993 between Richard Davidovich and James River Corporation;

(4) Supply Agreement dated as of December 23, 1993 by and between Richard Davidovich and James River Corporation.

                                              [LETTERHEAD OF BANQUE DE MONTREAL]

                                                                   Mai le 4 1995


StyroChem International Ltd
19250 Clark Graham
Baie d'Urfe Quebec
H9X 3R8

Attention Mme Pierrette Morissette


Chere Pierrette,

                         Tel que discute lors de notre conversation telephonique
d'aujourd'hui, nous confirmons que la disponibilite du credit d'exploitation de $2,000,000. a ete augmentee a $2,500,000. sujet aux conditions deja en place. De plus le maximum anterieurement autorise pour depenses en immobilisation a ete augmente de $1,920,000. a $2,120,000.

                         Esperant le tout a votre satisfaction, nous demeurons


                                             Bien a vous

                                          /s/ Yvon Longpre
                                            Yvon Longpre
                                         Directeur principal

                            UNOFFICIAL TRANSLATION
                            ----------------------


                                        BANK OF MONTREAL
                                        Kirkland
                                        2867 St-Charles Blvd.
                                        Kirkland, Quebec
                                        H9H 3B5

                                        Telephone No.: 694-9351
                                        Telecopier No.: 694-4411



                                        May 4, 1995


StyroChem International Ltd.
19250 Clark Graham
Baie d'Urfe, Quebec
H9X 3E8

Attention: Mrs. Pierrette Morissette
------------------------------------

Dear Pierrette;

          As discussed during our telephone conversation of today, we confirm that the available operating credit has been increased from $2,000,000.00 to $2,500,000 subject to the same conditions. Furthermore, the maximum authorized amount for capital expenditures has been increased from $1,920,000 to $2,120,000.

          Hoping the whole to be satisfactory, we remain,

                                        Yours very truly,

                                        Yves Longpre
                                        Principal Manager

                      [LETTERHEAD OF BANQUE DE MONTREAL]





                                                              November 20th 1996

Mr. Radcliffe Hastings
Senior Vice-President and Treasurer
Radnor Holding Corporation
3 Radnor Corporate Center
Suite 300
Radnor Pensylvania
19087


Dear Mr Hastings


                  ACQUISITION OF STYROCHEM INTERNATIONAL LTD
                  ------------------------------------------



     As recently discussed, we enclosed copy of a letter with terms and conditions for the renewal of credit facilities under the name of StyroChem International Ltd sent to Mr. Richard Davidovich. In addition to the above documentation we enclosed as appendix "A" conditions to be obtained before the change of ownership of the company. The letter of undertaking mentioned in appendix "A" has to be prepared on letterhead of StyroChem International Ltd and countersign by Radnor Holding Corporation.

     If you have any question please do not hesitate to contact me


     Yours Truly


     Yvon Longpre

StyroChem International Ltd            -1-                   November 19, 1996

Borrower:      StyroChem International Ltd

FACILITY

Facility  #1   FirstBank Cash Management Account (FCMA) in the amount of
               $2,500,000 subject to terms and conditions as outlined herein.

               Bank of Montreal Prime Rate plus one percent per annum (i.e. Prime + 1.000%) floating, accrued from day to day, calculated and payable monthly in arrears based on a calender year.

               A monthly fee of $280 is payable (subject to review and adjustment annually by the Bank).

               Under this facility the borrower has the following option(s) within the global amount of the facility described above:

               Demand Loan revolving U.S funds in canadian dollars equivalent with role over by multiple of $50,000.

               Bank of Montreal U.S. Base Rate plus one percent per annum (i.e. USBR + 1.000%) floating, accrued from day to day, calculated and payable monthly in arrears based on a calender year.

               Commercial Letters of Credit issued and accepted for a total of $750,000 canadian dollars equivalent not to be used to guaranteeing obligations to third parties and for a maximum of 12 months.

               Commission: Standard

               Foreign Exchange Foward Contract up to $500,000. (10% of $5,000,000) for a term not to exceed 12 months.

               Commission: Standard

Facility  #2   Fixed Rate Term Loan in the amount of $731,250. (original amount was $1,300,000.) Loan is repayable over 16 quarterly payments of $81,250 principal plus interest, calculated on a calendar year basis. Last payment will be November 30th 1998.

               Bank of Montreal Prime Rate plus one point fifty percent per annum (i.e. Prime + 1.5000%) floating, accrued from day to day, calculated and payable monthly in arrears based on a calender year.

StyroChem International Ltd            -2-                   November 19, 1996

          Repayment: 100% of net cash proceeds from the permitted sale/sale-
          ---------
          leaseback of any fixed asset of the Borrower shall applied, in reverse order relative to maturity, to the prepayment under the facility #2 to the extend not reinvested in replacement assets.

          Optional Prepayment: Prepayments from internal cash flow(CFADS)
          -------------------
          including the permitted sale/sale-leaseback of any asset of the Borrower as outlined in scheduled repayments, or from further equity issues, will be permitted on facility 2 in inverse order of maturity without penalty. A fee of 3 months interest will apply on the amount prepaid in the case of all other prepayments of facility 2.

          Prime Rate and US Base Rate:
          "Prime Rate" and "US Base Rate" means the floating annual rate of interest established from time to time by the Bank of Montreal as the reference rate it will use to determine rates of interest on Canadian dollar loans, and U.S. dollar loans to borrowers in Canada.


TERM AND PREPAYMENT:

The demand facility shall revolve, and may be terminated in whole or in part and amounts outstanding thereunder shall be payable in whole or in part upon demand by the Bank, notwithstanding the payment or nonpayment of principal, interest or fees by the Borrower or compliance or noncompliance with any undertaking or covenant given to the Bank herein or elsewhere.

The term loan facility shall be non-revolving and all outstanding principal, interest and fees accrued in connection therewith shall be due and payable by the Borrower to the Bank on November 30, 1998 or such earlier date as default occurs under the applicable loan documentation entered into by the Borrower in connection therewith.


MARGINS:

The availability of funds under Facility Number 1 is subject to a maximum of:
75% of the Bank's valuation of assigned/hypothecated canadian accounts receivable, 60% of U.S. accounts receivable after deducting for both can, and us, all the accounts receivable 60 days or more past due, accounts in dispute, holdbacks, intercompany accounts, contra accounts and the value of any prior ranking claim plus 90% of accounts receivable insured by EDC. plus 40% of the
              ----                                            ----
Bank's valuation of assigned/hypothecated inventory located at the Quebec plan site (at lower of cost or market) which is free and clear, excluding work in process, consignment inventory or inventory subject to any prior charge or claim and 30 day goods. The maximum margin value of inventory is $700,000. Also, a maximum of 50% of advances are permitted to be margined by inventory.

StyroChem International Ltd                 -3-                November 19, 1996

SECURITY:


Appropriate documentation evidencing corporate authority.

FirstBank Lending Agreement.

Registered Moveable Hypothec on all present and future accounts receivable and inventory.

Assignment of Inventory via Section 427 of the Bank Act.

Registered Moveable Hypothec (Universality), providing the Bank with a first charge over all present and future Property.

Registered Moveable Hypothec (Equipment), providing the Bank with a first charge over all equipments.

An unconditional Guarantee by S. P. Acquisition Ltd of payment of all present and future debts and liabilities, both direct and indirect, of the Borrower to the Bank up to the sum of $3,300,000 along with appropriate borrowing resolutions, solvency certificate and legal opinion.

Registered Collateral Demand Hypothec for $3,300,000 providing a first rank charge over property located at 19250 Clark Graham Baie d'Urfe Hypothec of full covering insurance with standard mortgage clause showing the Bank as loss payee.

Subrogation and Subordination of indebtedness owing by the Borrower to S. P. Acquisition Co. and a completed pledge to the Bank of the endorsed note evidencing such indebtedness. $6,200,000 of loans are to be Subrogated.

Subrogation and Subordination of indebtedness owing by the Borrower to StyroChem International Inc. and a completed pledge to the Bank of the endorsed note evidencing such indebtedness. $1,125,000. of loans are to be subrogated. This subrogation is subject to be released or reduced only when the debt/equity ratio of 1.5:1 will be achieved.

Letter of undertaking to the effect that there will be no dividends, advances, loans to any individuals or entities without prior Bank consent. The maximum amount of inter-company charges is limited to $25M per year.

Assignment of EDC Insurance on foreign accounts receivable

Acquisition agreement between Scott Paper Co. and S.P. Acquisition co.

Satisfactory legal opinion pertaining to the validity & efficacity of the hypothecs and loan agreement.

Environmental audits phase 1 and 11

Environmental chek list.

Solicitors favourable opinion on the collateral demand hypothec

Assignment of fire insurance policy.

StyroChem International Ltd                  -4-               November 19, 1996

Letter of undertaking to subrogate additional funds when required by the Bank in order to respect covenants.

Moveable hypothec and pledge of 10 shares of the capital stocks of Scott
Polymers


GENERAL CONDITIONS:

The following reports are required;

Quarterly company-prepared financial statements within 45 days of quarter end.

Annual audited financial statements within 120 days of fiscal year end.


MARGIN REPORTING:

Within fifteen (15) business days after the last calendar day of each month and as at the last business day of such month there shall be delivered to the Bank:

- a certified aged list of outstanding accounts receivable identifying accounts in dispute, intercompany accounts, contra accounts and the value of any prior ranking claims.

- a certified valuation of inventory excluding inventory held on a consignment basis, and identifying all inventory subject to a prior charge or claim in favour of a creditor other than the Bank.


COVENANTS:

Standard legal covenants included in security documentation required by the Bank.

In addition the Borrower covenants that:

1)   Capital expenditures will not exceed $384,000 in any fiscal year.
2) Its total debt to equity ratio should not exceed 2.0:1 for the year ending mar/96 and 1.5:1 for the year ending mar/97 and thereafter.
3) It will maintain a minimum working capital ratio of 0.750:1 for year ending mar/96 and 1.01:1 for year ending mar/97 and thereafter.
4) It will maintain a minimum CFADS ratio of 2.0:1 for year ending mar/96 and 2.5:1 for year ending mar/97 and thereafter.

StyroChem International Ltd                 -5-                 November 19,1996

EXPENSES:

The borrower will be responsible, in addition to those fees outlined above, for the following:

All legal, accounting and other professional fees, registry searches and registration fees for searching, preparing, execution and registration of all loan and security documentation.

All other costs and out of pocket expenses incurred by the Bank in connection with the establishment, administration and enforcement of the Facility/Facilities and the obtaining of applicable security.

An application fee of $3,000 to offset the Bank's cost for further evaluating your financing request is payable before further evaluation will be conducted.

                                 APPENDIX "A"
                                 ------------

                 CONDITIONS AND/OR DOCUMENTATIONS TO OBTAINED
                 --------------------------------------------
                    AT TIME NEW OWNERSHIP WILL TAKE OVER OF
                    ---------------------------------------
                          STYROCHEM INTERNATIONAL LTD
                          ---------------------------


- Favorable bankers reports on Radnor Holding Corporation and WinCup Holding
  Inc.

- Letter of undertaking to be obtained from the company and countersigned by Radnor Holding Corporation to the effect there will be no upstream flow of funds by way of dividends, bonus, administration fees interest paid on funds loaned to the subsidiary or any other form for over a maximum of $25,000. yearly.

- According to section 7.9 of the draft Stock Purchase Agreement, the buyer has stipulated that a Phase 1 environmental survey and Phase 11 if needed will be conducted. A copy of these reports are required.

- The "Offering" of senior notes makes mention on page 9 of restrictions to be imposed on additional credit requirements. Full particulars will be needed to ensure the account will operate in accordance with the covenants contained in the indenture.

- Written information and/or documentation explaining the $23.8MM forgiven debts by Bank of America during year 1995.